Exhibit 99.1

News Release

Sunoco LP Maintains Quarterly Distribution
3Q 2016 Earnings Release and Earnings Call Dates Also Announced
DALLAS, October 26, 2016 - Sunoco LP (NYSE: SUN) (“SUN”) announced that the Board of Directors of its general partner declared a quarterly distribution for the third quarter of 2016 of $0.8255 per common unit, which corresponds to $3.3020 per common unit on an annualized basis. The third quarter distribution is unchanged from the second quarter 2016 distribution and reflects a 10.7 percent increase compared to the distribution for the third quarter of 2015. The distribution will be paid on November 15, 2016 to common unitholders of record on November 7, 2016.
SUN will release its third quarter 2016 financial and operating results after the market closes on Wednesday, November 9. In conjunction with the news release, management will hold a conference call on Thursday, November 10, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss SUN’s results.

By Phone:	Dial 412-902-0003 at least 10 minutes before the call. A replay will be available through November 17 by dialing 201-612-7415 and using the conference ID 13648148#.

By Webcast:
Connect to the webcast via the Events and Presentations pages of SUN's Investor Relations website at www.SunocoLP.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

Sunoco LP (NYSE: SUN) is a master limited partnership that operates approximately 1,340 retail fuel sites and convenience stores (including APlus, Stripes, Aloha Island Mart and Tigermarket brands) and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in more than 30 states at approximately 6,900 sites. Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns Sunoco's general partner and incentive distribution rights.
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of SUN's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, SUN's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Contacts
Scott Grischow, Senior Director - Investor Relations and Treasury
(469) 646-1188, scott.grischow@sunoco.com

Patrick Graham, Senior Analyst - Investor Relations and Finance
(469) 646-1328, patrick.graham@sunoco.com

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